CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2016, relating to the financial statements and financial highlights of Long/Short Equity Portfolio, a series of Underlying Funds Trust, for the year ended December 31, 2015, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Experts” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
October 21, 2016